Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-272025 and 333-266592 on Form S-3; Registration Statement Nos. 333-264489, 333-238800, 333-203201, 333-179310, 333-173660, 333-149757, 333-101202, 333-115976, 333-159586, and 333-105773 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99 and 333-98271-99 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of our reports dated February 20, 2024, relating to the consolidated financial statements of CenterPoint Energy, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 20, 2024